Exhibit 3.1

AMENDMENT NO. 1 TO BYLAWS

Pursuant to Sections 78.195(5) and 78.350(4) of the Nevada Revised Statutes (the “NRS”), effective this 14th day of November, 2011, the Board of Directors of Cross Border Resources, Inc. (the “Corporation”), having determined that such action is necessary and appropriate to protect the interests of the Corporation and the Corporation’s stockholders, hereby adopts the following change in control arrangement and whereby the Bylaws of the Corporation are amended by adding the following Article XIII (the “Amendment”):

ARTICLE XIII
ACQUISITIONS OF CONTROLLING INTERESTS

Section 46.         DEFINITIONS.  For purposes of this Article XIII, unless explicitly stated otherwise, the following capitalized terms used herein shall have the following meanings:

(a)          “Acquiring Person” means any person who, individually or in Association with others, acquires or offers to acquire, directly or indirectly, a Controlling Interest.

(b)          “Control Shares” means those outstanding voting shares of the Corporation that an Acquiring Person and those persons acting in Association with an Acquiring Person (i) acquired after the Acquiring Person became an Acquiring Person, and (ii) acquired within 90 days immediately preceding the date when the Acquiring Person became an Acquiring Person.

(c)          “Controlling Interest” is the beneficial ownership of thirty percent (30%) or more of the outstanding shares of the Corporation (excluding any shares issuable upon the exercise of any outstanding warrants, options, convertible instruments or other rights to purchase or acquire shares of the Corporation’s if such warrants, options, convertible instruments or other rights have not yet been exercised).

(d)          “Offeror’s Statement” is that statement that an Acquiring Person may deliver to the Corporation upon becoming an Acquiring Person that complies with the requirements of Section 49 hereof.

Section 47.          ASSOCIATED OR IN ASSOCIATION WITH.

For the purposes of this Article XIII of the Corporation’s Bylaws, a person shall be deemed to be “Associated” or in “Association” with an Acquiring Person if:

(a)         that person directly or indirectly controls or is controlled by or is under common control with the Acquiring Person; or

(b)         that person has agreed, either directly or indirectly, through any express or implied contract, arrangement, understanding, relationship or otherwise, to sell securities of the Corporation to, buy securities of the Corporation from, or vote securities of the Corporation with, the Acquiring Person or any other person or entity Associated with the Acquiring Person or otherwise act in concert with the Acquiring Person or any other person or entity Associated with the Acquiring Person with respect to the Corporation’s securities.

Section 48.          VOTING RIGHTS OF AN ACQUIRING PERSON.

(a)          An Acquiring Person and those acting in Association with an Acquiring Person obtain only such voting rights in the Control Shares as are conferred by a resolution of the stockholders of the Corporation approved at a special or annual meeting of the stockholders.

(b)          A resolution of the stockholders granting voting rights to the Control Shares acquired by an Acquiring Person must be approved by the holders of a majority of the voting power of the Corporation excluding the Control Shares.

Section 49.         OFFEROR’S STATEMENT, MEETING TO DETERMINE VOTING RIGHTS AND NOTICE OF MEETING.

(a)          An Acquiring Person who has made or offered to make an acquisition of a Controlling Interest in the Corporation may deliver an Offeror’s Statement to the Corporation’s headquarters to the attention of the Chief Executive Officer.  The Acquiring Person may request in the Offeror’s Statement that the Board of Directors of the Corporation call a special meeting of the stockholders of the Corporation for the purpose of determining the voting rights to be accorded to the Control Shares of the Acquiring Person and any person acting in Association with the Acquiring Person.  The Offeror’s Statement must set forth:

(i)	The name of the Acquiring Person and of every person Associated with him, her or it in the acquisition of the Corporation’s securities;

(ii)
The number of shares of the Corporation’s voting securities beneficially owned, as of the date of the Offeror’s Statement, by the Acquiring Person and each person with whom he, she or it is Associated, and the number of additional securities that the Acquiring Person and each person with whom he, she or it is Associated intends to acquire; and

(iii)
If the Acquiring Person or any person Associated with him, her or it, has plans to acquire additional securities of the Corporation, a detailed description of the terms and conditions of the proposed acquisition and the means by which any required consideration, and any indebtedness incurred to consummate the transaction, are to be paid.

(b)          If an Acquiring Person so requests in an Offeror’s Statement and if the Acquiring Person undertakes to pay the expenses of the meeting, the directors of the Corporation shall, within twenty (20) calendar days after delivery of the Offeror’s Statement, deliver notice of a special meeting of the stockholders to determine the voting rights to be accorded the Control Shares.  If the Offeror’s Statement does not include a request that a special meeting be called, the question of voting rights must be presented at the next special or annual meeting of the stockholders.

(c)          A notice of any meeting of the Corporation’s stockholders at which the voting rights to be accorded to Control Shares is to be determined must be accompanied by:

(i)          A complete copy of the Offeror’s Statement, if any; and

(ii)
A statement of the Board of Directors of the Corporation setting forth the position of the Board with respect to the acquisition of the Controlling interest by the Acquiring Person and any person Associated with the Acquiring Person or, if it is the case, stating that the Board makes no recommendation concerning the matter.

(d)          A special meeting of stockholders called pursuant to a request contained in an Offeror’s Statement must be held within sixty (60) calendar days after the notice of meeting is delivered, unless the Acquiring Person otherwise agrees in writing that the meeting may be held after that time.

Section 50.         RIGHT TO REQUIRE PURCHASE OF NON-APPROVING SHARES.

(a)          If Control Shares are accorded full voting rights pursuant to the provisions of this Article XIII, any stockholder (other than the Acquiring Person and those persons with whom he, she or it is Associated) whose shares are not voted in favor of authorizing full voting rights for the Control Shares (a “Non-Approving Stockholder”) shall have the right, exercisable for a period of 10 calendar days after the annual or special meeting at which the Control Shares were accorded such full voting rights (the “Control Share Meeting”), to require the Corporation to purchase, in cash, all of the shares of the Corporation owned by the Non-Approving Stockholder as of the close of business on the record date set for the Control Share Meeting (the “Non-Approving Shares”), at a purchase price per share (the “Purchase Price”) equal to the fair value of each such Non-Approving Share, determined without giving effect to any premium or discount for controlling or minority interests.

(b)          For purposes of this Section 50, the fair value of each Non-Approving Share shall be equal to the greater of (i) the volume weighted average price of the Corporation’s common stock during the 20 trading days immediately preceding the Control Share Meeting on the principal market or exchange on which the Corporation’s securities trades; (ii) the fair market value per share of the Corporation’s common stock determined in accordance with a market valuation prepared by an independent third party within the 12 months immediately preceding Control Share Meeting; and (iii) the highest price per share paid by the Acquiring Person or any person Associated with the Acquiring Person for any of the Control Shares (provided that, if any such Control Shares were acquired for consideration other than cash, the price per share for such Control Shares shall be deemed to be the fair market equivalent of such non-cash consideration, determined as of the time those Control Shares were acquired by the Acquiring Person or Associated person).

(c)           To exercise the rights set out in this Section 50, each Non-Approving Stockholder must provide the Corporation with written notice of its intent to so exercise these rights within 10 calendar days after the Control Share Meeting, which notice shall include the name and address of the Non-Approving Stockholder and the total number of Non-Approving Shares owned by the Non-Approving Stockholder as of the close of business on the record date set for the Control Share Meeting and for which the Non-Approving Stockholder is exercising these rights.

(d)          The Corporation shall, within 30 calendar days after the 10 calendar day period referred to in Section 50(a) and (c), and subject to the provisions of Sections 50(e) through (g), purchase all of the Non-Approving Shares in respect of which the Corporation has received a notice of exercise pursuant to Section 50(c).

(e)          If the purchase by the Corporation of all of the Non-Approving Shares from every Non-Approving Stockholder exercising rights pursuant to this Section 50 at the Purchase Price would cause the Corporation to violate the provisions of NRS 78.288 or any other provision under Nevada law limiting distributions by the Corporation to its stockholders, the Corporation may delay the purchase of the Non-Approving Shares to permit the Corporation to sell such of its assets as shall be sufficient to enable the Corporation to purchase the Non-Approving Shares without violating the provisions of NRS 78.288 or any other provision of Nevada law limiting distributions by the Corporation to its stockholders, provided that the Corporation shall undertake such a sale of its assets forthwith and without undue delay.

(f)          If, and only if, the Corporation is unable to sell sufficient assets to permit it to purchase all of the Non-Approving Shares without violating the provisions of NRS 78.288 or any other provision under Nevada law limiting distributions by the Corporation to its stockholders, the Purchase Price shall be reduced to the maximum amount per share that the Corporation may pay to purchase all of the Non-Approving Shares without violating the provisions of NRS 78.288 or such other provision under Nevada law limiting distributions by the Corporation to its stockholders.

(g)          Notwithstanding any other provision in these Articles, each purchase by the Corporation of Non-Approving Shares from Non-Approving Stockholders pursuant to this Section 50 shall be made pro rata from each Non-Approving Stockholder for the same Purchase Price.

(h)        Any repeal or amendment of this Section 50 shall only be effective upon repeal or amendment, as the case may be, and not retroactively.

Section 51.         AUTHORITY OF THE BOARD AND SEVERABILITY.

(a)        In addition to any rights, powers or authority granted to the Board of Directors under applicable law and the Corporation’s Articles of Incorporation, as amended, and Bylaws, the Board of Directors of the Corporation has the full authority to:

(i)	Declare that an acquisition of a Controlling Interest does not trigger the provisions hereof; and

(ii)
Rescind this arrangement and repeal this Article XIII at any time, provided that any amendment or repeal of Section 50 shall only be effective upon repeal or amendment, as the case may be, and not retroactively.

(b)            If any provision shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Article XIII.